Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Selected Financial and Other Data” and “Independent Registered Public Accounting Firm” in this Post-Effective Amendment No. 4 to the Registration Statement (Form N-2 No. 333-208746) and related Prospectus of Medley Capital Corporation and to the inclusion therein of our reports dated December 7, 2017, with respect to the consolidated financial statements of Medley Capital Corporation as of September 30, 2017 and 2016, and for the three years in the period ended September 30, 2017, and the effectiveness of internal control over financial reporting of Medley Capital Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

December 14, 2017